UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 6, 2012

MULTICELL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10221	52-1412493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Cumberland Street, Suite 301

Woonsocket, Island 02895

(Address of principal executive offices, including zip code)

(401) 762-0045

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

On September 5, 2012, the board of directors of MultiCell Technologies, Inc. (the ”Company”) appointed D. Scott Lukeman Ph.D. to the board of directors to serve until his successor is duly appointed or elected. In connection therewith, the board of directors granted to Dr. Lukeman an option to purchase 1.0 million shares of the Company’s common stock at an exercise price per share of $.0014, the closing price of the Company’s common stock on September 5, 2012, as reported on the over the counter bulletin board. The option has a 5-year term, and 1/36th of the shares underlying the option vest on the last day of each month following the date of the grant over the next three years, so long as Dr. Lukeman continues to be a service provider to the Company. Dr. Lukeman’s options will be governed by the Company’s 2004 Equity Incentive Plan.

Dr. Lukeman received his Ph.D. in Pharmacology/Cellular and Molecular Biology from the University of Miami, after earning a B.A. in Natural Sciences from New College of Florida. From 1993 to present Dr. Lukeman has served as Strategic & Management Consultant to Provident Group Consulting. From 1990 to 1992 Dr. Lukeman was Cardiovascular Area Leader fo Italfarmaco, in Milan, Italy. He was Group Leader, Soluble Peptides at Telios Pharmaceuticals in San Diego, CA from 1988 to 1990.

Item 9.01        Exhibits

( c ) Exhibits

99.1	Press Release dated September 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTICELL TECHNOLOGIES, INC.

By:	/s/ W. Gerald Newmin
W. Gerald Newmin Chief Executive Officer, Chief Financial Officer

Date: September 6, 2012